UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. )*

Metalico, Inc.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

591176102

(CUSIP Number)

October 20, 2014

(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[   ] Rule 13d-1(b)
[X] Rule 13d-1(c)
[   ] Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see Instructions).

CUSIP No.: 591176102

1	NAME OF REPORTING PERSON Corre Opportunities Qualified Master Fund, LP I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [X]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 2,876,530
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 2,876,530
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,876,530
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES []
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
4.9% (1)

(1) Based on 58,319,650 shares of Common Stock outstanding as of October 30, 2014, as disclosed in the Issuer's Form 8-K filed with the SEC on October 21, 2014 (48,222,719 shares originally outstanding and 10,096,931 shares converted from convertible notes)
12	TYPE OF REPORTING PERSON PN

CUSIP No.: 591176102

1	NAME OF REPORTING PERSON Corre Opportunities Fund, LP I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [X]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 406,806
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 406,806
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 406,806
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES []
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.7% (1)
12	TYPE OF REPORTING PERSON PN

CUSIP No.: 591176102

1	NAME OF REPORTING PERSON Corre Partners Advisors, LLC I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [X]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 3,283,336
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 3,283,336
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,283,336
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES []
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.6% (1)
12	TYPE OF REPORTING PERSON OO

CUSIP No.: 591176102

1	NAME OF REPORTING PERSON Corre Partners Management, LLC I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [X]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 3,283,336
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 3,283,336
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,283,336
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES []
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.6% (1)
12	TYPE OF REPORTING PERSON IA

CUSIP No.: 591176102

1	NAME OF REPORTING PERSON John Barrett I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [X]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 3,283,336
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 3,283,336
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,283,336
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES []
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.6% (1)
12	TYPE OF REPORTING PERSON IN

CUSIP No.: 591176102

1	NAME OF REPORTING PERSON Eric Soderlund I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [X]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 3,283,336
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 3,283,336
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,283,336
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES []
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.6% (1)
12	TYPE OF REPORTING PERSON IN

CUSIP No.: 591176102

ITEM 1(a).	NAME OF ISSUER:
Metalico, Inc.
ITEM 1(b).	ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
186 North Avenue East Cranford, New Jersey 07016
ITEM 2(a).	NAME OF PERSON FILING:
Corre Opportunities Qualified Master Fund, LP Corre Opportunities Fund, LP Corre Partners Advisors, LLC Corre Partners Management, LLC John Barrett Eric Soderlund (collectively the "Reporting Persons")
ITEM 2(b).	ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:
The address of each of the Reporting Persons is: 1370 Avenue of the Americas 29th Floor New York, NY 10019
ITEM 2(c).	CITIZENSHIP:
Corre Opportunities Qualified Master Fund, LP - Cayman Islands
Corre Opportunities Fund, LP - Delaware
Corre Partners Advisors, LLC - Delaware
Corre Partners Management, LLC - Delaware
John Barrett - USA
Eric Soderlund - USA

ITEM 2(d).	TITLE OF CLASS OF SECURITIES:
Common Stock
ITEM 2(e).	CUSIP NUMBER:
591176102
ITEM 3.	IF THIS STATEMENT IS FILED PURSUANT TO SECTION 240.13d-1(b), or 13d-2(b) or (c) CHECK WHETHER THE PERSON FILING IS A:
	(a)	[ ] Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78c);
	(b)	[ ] Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c);
	(c)	[ ] Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c);
	(d)	[ ] Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8);
	(e)	[ ] An investment adviser in accordance with 240.13d-1(b)(1)(ii)(E);
	(f)	[ ] An employee benefit plan or endowment fund in accordance with 240.13d-1(b)(1)(ii)(F);
	(g)	[ ] A parent holding company or control person in accordance with 240.13d-1(b)(1)(ii)(G);
	(h)	[ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
	(i)	[ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
	(j)	[ ] A non-U.S. institution in accordance with 240.13d-1(b)(1)(ii)(J);
	(k)	[ ] Group, in accordance with 240.13d-1(b)(1)(ii)(K). If filing as a non-U.S. institution in accordance with 240.13d1(b)(1)(ii)(J), please specify the type of institution:

ITEM 4.	OWNERSHIP:
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.
	(a)	Amount beneficially owned:
Corre Opportunities Qualified Master Fund, LP - 2,876,530
Corre Opportunities Fund, LP - 406,806
Corre Partners Advisors, LLC - 3,283,336
Corre Partners Management, LLC - 3,283,336
John Barrett - 3,283,336
Eric Soderlund - 3,283,336

	(b)	Percent of class:
Corre Opportunities Qualified Master Fund, LP - 4.9% Corre Opportunities Fund, LP - 0.7% Corre Partners Advisors, LLC - 5.6% Corre Partners Management, LLC - 5.6% John Barrett - 5.6% Eric Soderlund - 5.6%
	(c)	Number of shares as to which the person has:
(i) Sole power to vote or to direct the vote:
Corre Opportunities Qualified Master Fund, LP - 0 Corre Opportunities Fund, LP - 0 Corre Partners Advisors, LLC - 0 Corre Partners Management, LLC - 0 John Barrett - 0 Eric Soderlund - 0
(ii) Shared power to vote or to direct the vote:
Corre Opportunities Qualified Master Fund, LP - 2,876,530
Corre Opportunities Fund, LP - 406,806
Corre Partners Advisors, LLC - 3,283,336
Corre Partners Management, LLC - 3,283,336
John Barrett - 3,283,336
Eric Soderlund - 3,283,336

(iii) Sole power to dispose or to direct the disposition of:
Corre Opportunities Qualified Master Fund, LP - 0 Corre Opportunities Fund, LP - 0 Corre Partners Advisors, LLC - 0 Corre Partners Management, LLC - 0 John Barrett - 0 Eric Soderlund - 0
(iv) Shared power to dispose or to direct the disposition of:
Corre Opportunities Qualified Master Fund, LP - 2,907,194
Corre Opportunities Fund, LP - 411,142
Corre Partners Advisors, LLC - 3,318,336
Corre Partners Management, LLC - 3,318,336
John Barrett - 3,318,336
Eric Soderlund - 3,318,336

Corre Opportunities Qualified Master Fund, LP and Corre Opportunities Fund, LP (the "Funds") each has the authority to dispose of and vote the shares of Common Stock directly owned by it, which power may be exercised by the General Partner of the Funds, Corre Partne
ITEM 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:
If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].
ITEM 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

ITEM 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

ITEM 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

ITEM 9.	NOTICE OF DISSOLUTION OF GROUP:

ITEM 10.	CERTIFICATION:
By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
October 30, 2014

Date
Corre Opportunities Qualified Master Fund, LP Corre Opportunities Fund, LP Corre Partners Advisors, LLC Corre Partners Management, LLC
/s/ John Barrett /s/ Eric Soderlund

Signature
John Barrett and Eric Soderlund, individually, as Managing Members of Corre Partners Management, LLC for itself, and as Managing Members of Corre Partners Advisors, LLC for itself and on behalf of Corre Opportunities Qualified Master Fund, L.P. and Corre Opportunities Fund, LP in its capacity as General Partner

Name/Title

Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (see 18 U.S.C. 1001).